Exhibit 10.33

LookSmart Reseller Terms and Conditions

1.	Definitions.

“Advertiser” means a person or entity that purchases LookListing from Reseller.

“Agreement” means these Reseller Terms and Conditions along with the Insertion Order.

“Effective Date” shall mean the date the Insertion Order is signed by an authorized manager of LookSmart.

“LookListing” means a keyword-targeted or inclusion-targeted advertisement distributed by LookSmart, as the LookListing product may be modified from time to time.

2. Appointment. LookSmart hereby appoints Reseller as a direct, nonexclusive reseller of LookListings to Advertisers. Reseller will be responsible for all activities and costs associated with selling and implementing LookListings. This includes, but is not limited to (i) creating the titles, URLs, descriptions, keywords, bid amounts, budget caps, tracking URLs, and other elements of Advertisers’ LookListings, (ii) uploading the titles, URLs, descriptions, keywords, bid amounts, budget caps, tracking URLs, and other elements of Advertisers’ LookListings to LookSmart via the LookSmart Advertising Center, (iii) billing Advertisers and collecting fees, (iv) providing all customer support to Advertisers for the program, (v) providing all reporting to Advertisers, and (vi) providing ongoing maintenance and changes to the titles, URLs, descriptions, keywords, bid amounts, budget caps, tracking URLs, and other elements of Advertisers’ LookListings. Reseller shall make no representations or warranties concerning the LookListings or any LookSmart service on behalf of LookSmart. Regardless of whether Reseller elects to use tracking URLs, invoices will be prepared in accordance with Section 9 hereof. The provision of LookListings shall be subject to the policies and requirements set forth in the LookSmart Advertiser Center, as such policies and requirements may be updated from time to time.

3. Campaign Management. LookSmart will provide a password-protected online account to allow Reseller to monitor the performance of campaigns and make changes to elements of campaigns. Reseller is solely responsible for controlling access to the password-protected account and for maintaining the confidentiality of the password, and will be required to pay for any additional charges or traffic fees incurred as a result of changes made through the online account. Reseller will manage each Advertiser account online, using individual accounts or campaigns under the same user ID for each Advertiser in the LookSmart campaign management system.

4. Advertising Content. LookSmart reserves the right to reject or edit any LookListing submitted by Reseller, in its sole discretion. LookSmart will use commercially reasonable efforts to display the LookListings provided by Reseller hereunder (together with the related keywords, the “Advertising Content”). Reseller grants (i) LookSmart the right to market, display, perform, transmit and promote the Advertising Content, and (ii) users of LookSmart’s web site and LookSmart’s associated distribution network (the “LookSmart Network”) the right to access and use the Advertising Content and any content and/or services directly linked to the Advertising Content. Reseller is solely responsible for obtaining licenses to use any third party trademarks as keywords, and for choosing keywords that do not violate any third party’s trademarks or other intellectual property rights.

5. Client Approval. In the event that the reseller is launching an inclusion-only campaign for a new Advertiser, Reseller must submit each such new Advertiser, along with homepage URL, for approval by LookSmart, which may be withheld for any or no reason, prior to signing a deal with that Advertiser or submitting listings for that Advertiser to LookSmart. LookSmart agrees not to use the Reseller’s list of Advertisers as a prospecting list; however, LookSmart may contact Advertisers and attempt to sell directly to them at any time and nothing herein shall be construed to prevent such sales and marketing activities that are not directly based on Reseller’s list of Advertise. Written confirmation of the relationship between Reseller and each Advertiser shall be made available to LookSmart upon written request. This confirmation should include Advertiser’s acceptance to sequential liability, indemnification of Reseller and LookSmart, and authorization to have the Reseller represent Advertiser. LookSmart reserves the right to refuse to provide its products or services to Reseller or its Advertisers.

6. Network Distribution. Reseller understands that the advertising services provided hereunder will appear on the LookSmart web site, as well as the web sites or services of LookSmart’s network partners. The members of the LookSmart Network may change from time to time without notice, and LookSmart and the LookSmart Network partners may reject or remove any particular LookListing or Advertising Content for any or no reason, and therefore the breadth of distribution of the Advertising Content may change during the term of this Agreement.

7. Term; Cancellation or Termination. This Agreement shall have an initial term of one (1) year from the Effective Date and shall automatically renew for successive one-year terms unless either party provides the other party written notice of termination at least thirty (30) days prior to the expiration of the then current term. Either party may terminate the Agreement (a) at any time for any or no reason 30 days after delivery of written notice to the other party; or (b) immediately upon delivery of written notice in the event of (i) the other party’s material breach of this Agreement which remains uncured for 30 days after written notice thereof, or (ii) the other party’s bankruptcy, insolvency, or assignment for the benefit of creditors. LookSmart may terminate this Agreement immediately upon delivery of notice if any amount invoiced to Reseller has not been paid when due (for invoice account) or if LookSmart is unable to successfully charge Reseller’s credit card for any amount due hereunder (for credit card accounts). Neither party shall incur any liability whatsoever for any damage, loss, or expense of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement that complies with the terms of the Agreement. Without limiting the foregoing, neither party shall be entitled to any damages on account of prospective profits or anticipated sales. Both parties agree to waive the benefit of any law or regulation providing compensation to the other party arising from the termination or failure to renew this Agreement and both parties hereby represent and warrant that such waiver is irrevocable and enforceable by the other. However, all payments normally due to one party by the other party shall be paid in full immediately upon termination of this Agreement. Upon any expiration or termination of this Agreement, LookSmart may take over any Advertiser accounts directly or assign such accounts to other resellers.

8. Billing; Payment.

a. Invoice Accounts. Reseller will be invoiced monthly based on delivery of the Advertising Content by LookSmart and according to LookSmart’s proprietary click tracking technology. Payment in full will be due thirty (30) days after the date of the invoice without regard to Reseller’s collection of funds from Advertisers. If Reseller’s credit is or becomes impaired, then LookSmart may require payment in advance.

b. Credit Card Accounts. Reseller must maintain a valid credit or debit card in its online account. Reseller hereby authorizes LookSmart to change its credit card for all charges to its account, including any recurring payments. Reseller understands that this authorization is valid until the termination of this Agreement. LookSmart will charge an amount to Reseller’s credit card at the beginning of each monthly billing period to “refill” the account and any associated campaigns for Advertisers. During each monthly billing cycle, Reseller’s account will be debited for each click on an Advertiser’s LookListings as determined by LookSmart’s proprietary click tracking technology. Such charges will be made without regard to Reseller’s collection of funds from Advertisers. If the total amount allocated to a campaign or the account is reached, LookSmart will suspend LookListings associated with that campaign or the account until additional funds are added. If LookSmart is unable to refill Reseller’s account at the beginning of any monthly cycle because Reseller’s credit card is no longer valid or for any other reason, LookSmart may in its sole discretion (i) reduce Reseller’s campaign budgets so that Reseller’s remaining account budget is less than the remaining account balance, (ii) suspend Reseller’s listings from the LookSmart Network, or (iii) terminate this Agreement in accordance with Section 7. Reseller shall promptly update all information to keep its account and credit card information current, complete and accurate (such as a change in billing address or e-mail), and shall promptly notify LookSmart if its credit card is canceled.

c. All Accounts. All fees stated herein exclude, and Reseller shall pay, any sales, use, property, license, value added, excise or similar tax, related to the parties’ performance of its obligations or exercise of its rights under this Agreement and any related duties, tariffs, imposts and similar charges. LookSmart shall pay its own income taxes. In the event of any legal action, including the hiring of outside legal counsel, to collect amounts owed to any party hereunder, the prevailing party will be entitled to reimbursement for all costs incurred, including reasonable court costs and attorney’s fees and expenses. Reseller is limited to thirty (30) days from the date of an invoice to dispute that invoice, and after that date shall be deemed to have waived any objections to the invoice. Reseller will dispute any invoice in accordance with this section, and agrees not to dispute any charges with its credit card company or otherwise initiate chargeback proceedings.

9. Customer Service. Neither LookSmart nor LookSmart Network partners will have any obligations with respect to customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer support associated with any products or services offered, sold or licensed through any web site associated with any Advertising Content or any content or material on or linked thereto (collectively “Customer Service”).

10. Promotion. LookSmart hereby grants to Reseller a royalty-free, non-exclusive, non-transferable, non-sublicensable license to use the LookSmart and LookListing trademarks (“Marks”) in Reseller’s advertising and promotion of LookListings. Reseller shall use the Marks in accordance with any LookSmart usage policy provided from time to time. Reseller acknowledges LookSmart’s ownership and exclusive rights in the Marks, and Reseller’s use of the Marks shall accrue to the benefit of LookSmart, Reseller shall not attempt to register the Marks or adopt, use or attempt to register any confusingly similar mark. Reseller will not register, use, or obtain any URL or domain name that contains or is confusingly similar to a Mark. LookSmart may immediately terminate this trademark license if Reseller’s use does not conform to LookSmart’s usage policy as may be published from time to time. Reseller shall state at the first instance of each use of a Mark that the Mark is LookSmart’s trademark and include the symbol ®. Reseller shall not use any trademark, word, symbol, letter, or design in combination with the Marks in a manner that would create a combination mark. Upon request, Reseller shall provide, at its own expense, samples of usage of the Marks and any other marketing materials for LookSmart to inspect prior to usage. LookSmart may reject any sample if it is contrary to the LookSmart usage policy or LookSmart believes in good faith that the use will damage the recognition value or reputation for quality.

LookSmart Reseller Terms and Conditions

11. Removal of LookListings. Reseller is solely responsible for any legal liability arising out of or relating to the (1) Advertising Content and (2) Advertiser’s web content. LookSmart reserves the right to periodically crawl Advertiser websites using the Zealbot web crawler or other automated methods to ensure web pages are live. In the event of removal of LookListings. LookSmart shall refund to Reseller a pro rata portion of the fee that Reseller has paid to LookSmart for display of that LookListing (If Reseller has paid LookSmart a flat fee in advance).

12. Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT THE INDEMNIFIED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM ANY ASPECT OF THE ADVERTISING RELATIONSHIP PROVIDED FOR HEREIN. IN NO EVENT SHALL LOOKSMART BE LIABLE TO RESELLER FOR MORE THAN THE TOTAL AMOUNT ACTUALLY PAID TO LOOKSMART HEREUNDER.

13. Indemnification. Each party agrees to Indemnify, defend and hold harmless the other party, its subsidiaries, affiliates, partners, officers, directors, employees and agents, from any and all liability, loss, damages, third party claims, or causes of action, including reasonable legal fees and expenses (“Liabilities”), arising out of or related to the Indemnifying party’s breach of any of its duties, representations or warranties herein. Reseller agrees to Indemnify, defend and hold harmless LookSmart, its subsidiaries, affiliates, partners, officers, directors, employees and agents, from any Liabilities arising from Customer Service, Reseller’s or Advertisers’ use of or inability to use LookSmart’s services, or Reseller’s other acts, omissions or misrepresentations.

14. Reseller Representations and Warranties. Reseller represents and warrants that (i) Reseller holds the necessary corporate power, permits and rights to authorize the use of the Advertising Content by LookSmart for the purpose of this Agreement; (ii) the use, reproduction, distribution, or transmission of the Advertising Content will not violate any foreign, federal, state or local law or regulation or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity and does not contain any material that is harmful, abusive, hateful, obscene or threatening; (iii) the Advertising Content complies with LookSmart’s advertising guidelines, (iv) Advertiser’s website, including without limitation text, images, video, audio, and other data, products and/or services offered therein, promotions, URLs, links, pointers, products, services and software (a) will not infringe on or violate any copyright, trademark, patent or any other third party right, (b) will not violate any applicable law or regulation, including those relating to contest, sweepstakes or similar promotions, and (c) do not constitute false or fraudulent advertisement and that a reasonable basis exists for all claims concerning the performance of products and services offered; and (v) Reseller’s execution of this Agreement, and its performance of obligations and duties hereunder, do not and will not violate any agreement to which Reseller is a party or is otherwise bound.

15. LookSmart Representations and Warranties. LookSmart represents and warrants that it holds the necessary rights to use the LookSmart network for the purpose of this Agreement. LookSmart makes no representations, and hereby expressly disclaims all warranties, express or implied, regarding LookSmart’s services or any portion thereof, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Without limiting the generality of the foregoing, LookSmart specifically disclaims any warranty regarding (i) the number of persons who will access the Advertising Content and (ii) any benefit Reseller or Advertiser might obtain from including the Advertising Content within LookSmart’s network of Web sites. There are no performance guarantees, even if performance estimates are provided to Reseller. LookSmart cannot warrant that the display of the Advertising Content or the link to the Advertiser web content will be uninterrupted or error-free. LookSmart specifically disclaims any warranty regarding the location and prominence of LookListings within LookSmart Network, including within any search results displayed thereon.

16. Confidentiality. The terms of this Agreement, as well as any click-through or user data derived herefrom, are confidential and highly proprietary to LookSmart, and Reseller agrees not to disclose them to any third party under any circumstances, except as required by law. Neither party shall issue any press release or public announcement of the terms or existence of this Agreement without the prior written consent of the other party.

17. Jurisdiction; Choice of Law. The parties hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts located in San Francisco County in connection with any action arising under this Agreement. This Agreement shall be interpreted, construed and enforced in all respects in accordance with laws of the state of California, without regard to its conflicts of laws provisions or to the actual state or country of incorporation or residence of the parties.

18. Notices. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) business days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Notices hereunder will be directed to, unless otherwise instructed by the receiving party, the address for Reseller specified on the Insertion Order (if to Reseller) or to Legal Department, LookSmart Ltd, 625 Second Street, San Francisco. CA 94107 (if to LookSmart). Either party may change its address for purposes hereof on not less than three (3) business days prior notice to the other party.

19. Miscellaneous. In event of any express conflict between the provisions of the Insertion Order and these Reseller Terms and Conditions, the provisions of the Insertion Order will apply, in the event that any provision of this Agreement conflicts with the law under which the Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. LookSmart retains all right to ownership of URL descriptions except where authored by Reseller, the LookSmart directories and all adaptations, translations or modifications thereto, and retains the right to sell any of its products directly to any party including Advertisers. The failure of either party to insist upon or enforce strict performance by the other party, of any provision of this Agreement, or to exercise any rights under this Agreement, shall not be construed as a waiver or relinquishment of such party’s right to enforce any such provision or right in any instance. Reseller may not assign this Agreement, in whole or in part, LookSmart and Reseller are independent contractors, and neither LookSmart nor Reseller is an agent, representative or partner of the other. Neither party may take any actions that are binding on the other party. This Agreement sets forth the entire agreement between Reseller and LookSmart, and supersedes any and all prior agreements (whether written or oral) of LookSmart and Reseller with respect to the subject matter set forth herein. LookSmart will not be bound by conditions printed or appearing on order blanks or copy instructions submitted by or on behalf of Reseller. This Agreement may only be modified, or any rights under it waived, by a written document or online agreement executed by both parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, effective as of the date set forth on the IO:

LOOKSMART, LTD.	RESELLER: MeziMedia

Signature:	Signature: /s/ Richard Chino
Name:	Name: Richard Chino
Title:	Title: Chief Revenue Officer
Date:	Date: 9/7/05